EXHIBIT 23.12



                         INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement on Form S-1 of our report dated March 10, 2004, relating to the consolidated financial statements of ML JWH Strategic Allocation Fund L.P., and of our report dated April 8, 2004, relating to the balance sheet of Merrill Lynch Alternative Investments LLC, both appearing in the Disclosure Document, which is a part of the Registration Statement. We also consent to the reference to us as experts under the caption "Selected Financial Data" in such Disclosure Document.



DELOITTE & TOUCHE LLP

New York, New York
May 20, 2004





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